Exhibit 99.1

NanoString Technologies Provides Preliminary Financial and Operational Highlights for Third Quarter 2020
- Third Quarter Product and Service Revenue of $30.1 Million vs. Guidance Range of $25 to $28 Million -
- More than 25 New GeoMx DSP Orders Received in the Third Quarter -
SEATTLE - October 6, 2020 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today provided preliminary financial and operational highlights for the third quarter of 2020.
Financial Highlights:
•Product and Service Revenue was $30.1 million, 14% year-over-year growth. Pro forma growth was 22% and reflects the impact of the Veracyte transaction on revenue recorded for Prosigna® IVD kits
•Instrument revenue was $12.9 million, 60% year-over-year growth. Instrument revenue includes $7.5 million recognized from sales of our GeoMx® Digital Spatial Profiler (DSP)
•Consumables revenue was $13.7 million, 11% year-over-year decline. Pro forma for the impact of the Veracyte transaction, consumables revenue was flat. Consumables revenue includes $1.4 million from sales of GeoMx DSP consumables
•Service revenue was $3.5 million, 16% year-over-year growth
•Cash, cash equivalents and short-term investments were approximately $230 million at September 30, 2020.
Operational Highlights:
•Received orders for more than 25 GeoMx® DSP instruments in the third quarter, bringing cumulative orders received to more than 150 instruments since launch
•Announced the launch of GeoMx DSP compatibility with Illumina's next generation sequencers, as well as the commercial availability of the Cancer Transcriptome Atlas (CTA), the first in a portfolio of GeoMx DSP products that will utilize NGS read-out
•Continued commercial momentum of GeoMx DSP launch during Q3, as evidenced by more than 75 new Technology Access Program (TAP) orders, of which more than 50% included NGS read-out, 5 new peer-reviewed publications utilizing GeoMx DSP technology bringing the cumulative total to 28, and approximately 1,200 leads generated at our virtual Spatial Biology Conference held in September 2020
•Grew installed base to approximately 915 nCounter® Analysis Systems and approximately 100 GeoMx DSP systems at September 30, 2020
“I’m extremely pleased with our third quarter performance, which included double-digit growth in product and service revenue and more than 25 new orders for our GeoMx DSP platform,” said Brad Gray, NanoString’s president and chief executive officer. “We extended our leadership in the spatial genomics market with translational researchers, and we entered the discovery research market in Q3 with the launch of GeoMx DSP read-out capabilities using NGS. In the third quarter, we saw substantial demand from both translational and discovery markets and leading indicators suggest continued success.”

The amounts set forth above are preliminary estimates. We are in the process of finalizing the actual results of operations for the three months ended September 30, 2020 and therefore final results are not yet available. These preliminary estimates are based solely upon information available to us as of the date of this press release and our actual results may differ from these estimates due to the completion of our quarter-end closing procedures, final adjustments, review by our independent registered public accounting firm and developments that may arise between now and the time our financial results for the three months ended September 30, 2020 are finalized. Refer to our actual results included in our unaudited consolidated financial statements for the three and nine months ended September 30, 2020 once they become available. The preliminary financial data included in this press release have been prepared by, and are the responsibility of, our management. Ernst & Young LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

In addition, although we expect to experience an operating and net loss for the third quarter of 2020, we are not able to provide an estimate of such results at this time. We expect our operating loss and net loss for the third quarter of 2020 may increase compared to the third quarter of 2019. However, no conclusions should be drawn as to the size of our third quarter of 2020 operating loss or net loss based on the foregoing revenue estimates. Our expectations regarding third quarter of 2020 revenue are not necessarily indicative of results expected in future periods.
Pro Forma Financial Information
As used in this press release, “pro forma” percentages are calculated by comparing the applicable period-over-period financial results to reflect the impact of the Veracyte transaction as if such transaction had occurred on January 1, 2019, the beginning of the earliest period presented. Further disclosure regarding the terms and pro forma impact of the Veracyte transaction can be obtained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2019.

About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The Company’s nCounter® Analysis System has been cited in more than 3,800 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The Company’s GeoMx® Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary financial highlights, expectations for demand for our products and growth in our business, the impact of new products and expansion into new markets and the growth trajectory of our nCounter and GeoMx franchises. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risk that our actual financial results for the three months ended September 30, 2020 differ from the estimates presented in this news release; market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc., in the United States and/or other countries.

Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768